Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Jay Cooney 717.730.3683 jcooney@harsco.com

FOR IMMEDIATE RELEASE

EDGAR M. PURVIS, JR. JOINS HARSCO CORPORATION’S BOARD OF DIRECTORS

CAMP HILL, PA (February 15, 2018) … Harsco Corporation (NYSE: HSC) announced today that it has elected Edgar (Ed) M. Purvis, Jr. to its Board of Directors. Purvis, 60, is the former Executive Vice President and Chief Operating Officer of Emerson Electric Co., a manufactured products and engineering services provider for a wide range of commercial, industrial, and consumer markets.

Mr. Purvis was named Emerson’s EVP/COO in January 2015 - a role he held until his retirement in December 2017- after serving seven years as its Executive Vice President responsible for Climate Technologies. Prior to his appointment as EVP of Emerson Climate Technologies, Mr. Purvis held various leadership roles within the Climate business group. He began his career in 1983 as a product planner with Copeland Corporation. Copeland was acquired by Emerson in 1986.

“I have every confidence that Harsco will be well-served by Ed’s leadership experience, deep industry insight, and commitment to our core values,” said Harsco President and Chief Executive Officer Nick Grasberger. “We welcome Ed to our Board of Directors and look forward to his many contributions as we continue to execute on our growth strategy.”

Harsco Corporation is a diversified industrial company providing a range of onsite services and engineered products to the global steel, energy and railway sectors. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

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